Exhibit 99.1

For more information: Amy Gergely Intersections Inc. 703.488.6229 agergely@intersections.com

Intersections Inc. Reports First Quarter 2005 Financial Results and Announces Share Repurchase Plan

CHANTILLY, Va. – April 25, 2005 – Intersections Inc. (Nasdaq: INTX) today announced financial results for the quarter ending March 31, 2005. Net income for the quarter ending March 31, 2005 was $1.8 million, compared to $2.2 million for the quarter ending March 31, 2004. Earnings per share (“EPS”) were 10 cents for the first quarter of 2005, including a 5 cent EPS charge for the impairment of certain capitalized software development costs. Intersections also announced that on April 21, 2005, the company’s Board of Directors approved a program for the repurchase of the company’s common stock with total purchases not to exceed $20 million.

During the first quarter, we were faced with some unexpected events that impacted our ability to meet our quarterly goals, some of which were related to our continued investments in improved infrastructure which we believe will help us leverage emerging opportunities,” said Chairman and Chief Executive Officer Michael Stanfield. “As a result, we have revised our earnings objectives and now expect to earn between 75 cents and 85 cents per share for 2005. While our hurdles for the remainder of the year are now set a bit higher, we remain confident in our fourth quarter profit margin, subscriber growth expectations, and our goals for long-term growth and profitability as we continue to build aggressively for the future.”

First Quarter 2005 Financial Highlights:

•	Total subscribers increased to approximately 2.98 million as of March 31, 2005, compared to approximately 2.89 million as of December 31, 2004, an increase of 3.3 percent. Subscriber additions in the first quarter of 2004 were approximately 614,000.

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1Q05 Earnings/Page 2

•	Total revenue for the first quarter of 2005 was $38.6 million, including $2.9 million from American Background (“ABI”), compared to $35.9 million, including $1.3 million from ABI, for the fourth quarter of 2004 and $38.2 million for the first quarter of 2004.

•	Subscription revenue, net of marketing and commissions associated with subscription revenue, increased to $23.6 million for the first quarter of 2005 from $22.9 million for the fourth quarter of 2004, and from $19.1 million for the first quarter of 2004, increases of 2.9 percent and 23.6 percent, respectively. Subscription revenue, net of marketing and commissions associated with subscription revenue, is a non-GAAP financial measure that we believe is important to investors and one that we utilize in managing our business as it normalizes the effect of changes in the mix of indirect and direct marketing arrangements.

•	Depreciation and amortization expense for the first quarter of 2005 was approximately $1.5 million, including $168,000 from ABI, compared to $1.3 million, including $62,000 from ABI, for the fourth quarter of 2004 and $880,000 for the first quarter of 2004.

•	A software impairment charge of approximately $1.5 million was recognized during the first quarter of 2005, primarily due to the decision to revise the company’s development approach in an effort to accelerate the launch of our small business product, while reducing the company’s overall investment in the project.

•	Pre-tax income was $3.0 million, or 7.8 percent of revenue, for the first quarter of 2005, compared to $5.6 million, or 15.7 percent of revenue, for the fourth quarter of 2004 and $3.7 million, or 9.6 percent of revenue, for the first quarter of 2004. Excluding the impact of the software impairment charge, pre-tax income would have been $4.5 million, or 11.7 percent of revenue.

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1Q05 Earnings/Page 3

•	Cash flow used in operations for the quarter ending March 31, 2005 was approximately $3.0 million, primarily as a result of a $5.5 million cash outflow for prepaid royalty payments incurred in connection with certain exclusive rights under two agreements that provide for the receipt of data and other information to be used primarily in the company’s identity theft prevention product under development.

Stock Repurchase Program:

Under the stock repurchase program, Intersections is authorized to repurchase up to $20 million of its outstanding shares of common stock from time to time, depending on market conditions, share price and other factors.  The repurchases may be made on the open market, in block trades, through privately negotiated transactions or otherwise, and the program may be suspended or discontinued at any time.  As of April 20th, 2005, Intersections had approximately 17.54 million shares of common stock outstanding.

Intersections’ first quarter 2005 results will be discussed in more detail on April 25, 2005, at 5:00 p.m. Eastern Time via teleconference. A live audio webcast will be available on Intersections’ Web site at www.intersections.com or at www.fulldisclosure.com. Participants are encouraged to go to the selected Web site at least 15 minutes in advance to register, download, and install any necessary audio software. This webcast will be archived and available for replay after the teleconference. Additionally, the call will be available for telephonic replay from approximately 7:00 p.m. Monday, April 25 through 11:59 p.m. Wednesday, April 27, 2005 at (888) 286-8010 (Passcode: 56140349).

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.” Those forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including without limitation the effect of new subscriber additions. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements.

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1Q05 Earnings/Page 4

About Intersections Inc.

Intersections Inc. is the leading provider of branded and fully-customized consumer identity theft protection and credit management services to the customers of financial institutions and financial services companies in North America.  Using our technology solutions and marketing capabilities, we assist these companies in meeting the needs of their customers in an effective, efficient and ethical environment.  Intersections currently provides its services to nearly 3 million subscribers in the U.S. and Canada.  Learn more about Intersections at www.intersections.com.

INTERSECTIONS INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

                                                                  Three Months Ended
                                                                       March 31,
                                                         -----------------------------------
                                                              2005                  2004
                                                           --------------      -------------
                                                         (In Thousands, except per share data)

Revenue                                                     $ 38,586               $ 38,177
Operating expenses:
   Marketing and commissions                                  11,697                 18,587
   Cost of revenue                                            13,130                  9,286
   General and administrative                                  7,992                  5,499
   Depreciation and amortization                               1,458                    880
   Impairment of software development                          1,515                      -
                                                         -----------            -----------
Total operating expenses                                      35,792                 34,252
                                                         -----------            -----------
Income from operations                                         2,794                  3,925
Interest income (expense)                                        216                   (260)
Other expense                                                     (5)                    (3)
                                                         -----------            -----------
Income before income taxes
 and minority interest                                         3,005                  3,662
Income tax expense                                            (1,213)                (1,425)
Minority interest in net loss
 of subsidiaries                                                   -                      -
                                                         -----------            -----------
Net income                                                  $  1,792             $    2,237
                                                         ===========            ===========
Net income per basic share                                  $    .10             $      .45
                                                         ===========            ===========
Net income per diluted share                                $    .10             $      .16
                                                         ===========            ===========
Weighted average common shares
 outstanding                                              17,389,516              4,963,956
Dilutive effect of common stock
 equivalents                                               1,118,906             10,533,097
                                                         -----------            -----------
Weighted average common shares
 outstanding - assuming dilution                          18,508,422             15,497,053
                                                         ===========            ===========

INTERSECTIONS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

                                                                March 31,               December 31,
                                                                  2005                       2004
                                                                ---------               ------------
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                  $  7,607,325               $   12,026,557
  Short term investments                                       39,566,424                   40,171,037
  Accounts receivable, net                                     11,326,068                    9,969,709
  Prepaid expenses and other current assets                     2,790,533                    2,795,822
  Deferred subscription solicitation costs                      9,536,317                    9,185,196
  Deferred tax asset                                              377,042                      489,959
                                                             ------------               --------------
           Total current assets                                71,203,709                   74,638,280
PROPERTY AND EQUIPMENT--Net                                    16,421,668                   15,821,136

GOODWILL                                                       16,314,451                   16,314,451

CUSTOMER INTANGIBLE ASSETS                                      1,864,020                    1,954,020

OTHER ASSETS                                                    6,151,527                      382,632
                                                             ------------               --------------
TOTAL ASSETS                                                 $111,955,375               $  109,110,519
                                                             ============               ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                              2,716,721                    3,593,255
  Accrued expenses and other current liabilities                6,437,764                    6,050,436
  Accrued payroll and employee benefits                         1,377,425                    2,205,751
  Commissions payable                                           2,054,250                    1,932,493
  Deferred revenue                                              3,672,859                    3,691,110
  Current obligations under capital leases                      1,271,028                    1,180,823
  Current tax payable                                             832,145                            -
                                                             ------------               --------------
           Total current liabilities                           18,361,742                   18,653,868
                                                             ------------               --------------
OBLIGATIONS UNDER CAPITAL LEASES--Less current portion          2,127,458                    1,763,857
OTHER LONG-TERM LIABILITIES                                       117,132                      116,318
DEFERRED TAX LIABILITY                                          1,449,147                    1,449,147
STOCKHOLDERS' EQUITY:

  Common stock                                                    174,707                      173,245
  Deferred compensation                                           (24,588)                     (29,506)
  Additional paid-in capital                                   92,417,031                   91,442,907
  Accumulated deficit                                          (2,667,254)                  (4,459,317)
                                                             ------------               --------------
           Total stockholders' equity                          89,899,896                   87,127,329
                                                             ------------               --------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $111,955,375               $  109,110,519
                                                             ============               ==============

INTERSECTIONS INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

                                                                     Three Months Ended        Three Months Ended
                                                                          March 31,                March 31,
                                                                           2005                       2004
                                                                     ------------------        ------------------
                                                                                   (In Thousands)

CASH FLOW FROM OPERATING ACTIVITIES:
Net Income                                                                $ 1,792                   $ 2,238
Adjustments to reconcile net income to net cash used in
operating activites
   Depreciation and amortization                                            1,458                       880
   Compensation expense related to warrants and options                         5                         5
   Deferred income tax                                                        945                     1,334
   Amortization of deferred subscription solicitation costs                 5,390                     5,436
   Impairment of software development                                       1,515                         -
   Changes in assets and liabilities                                      (14,074)                   (5,475)
                                                                          --------                   -------
        Net cash provided by (used in) operations                          (2,969)                    4,418

NET CASH USED IN INVESTING ACTIVITIES:

Acquisition of property and equipment                                      (2,676)                   (2,095)
Investments                                                                   605                         -
                                                                          --------                   -------
         Net cash used in investing activities                             (2,071)                   (2,095)

CASH FLOW FROM FINANCING ACTIVITIES:

Options exercised                                                             975                         -
Capital lease payments                                                       (354)                     (296)
                                                                          --------                   -------
         Net cash provided by (used in) financing activities                  621                      (296)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                           (4,419)                    2,027

CASH AND CASH EQUIVALENTS - Beginning of period                            12,026                    14,411
                                                                          --------                   -------
CASH AND CASH EQUIVALENTS - End of period                               $   7,607                 $  16,438
                                                                          ========                   =======

INTERSECTIONS INC.
OTHER DATA
(DOLLARS IN THOUSANDS)

                                                    Three Months Ending
                                                          March 31,
                                                    2005             2004
                                                ----------        ----------
Subscribers at beginning of period               2,885,236        2,274,605
New subscribers - indirect                         419,289          400,013
New subscribers - direct                           194,481          200,170
Cancelled subscribers within first
  90 days of subscription                          198,703          149,703
Cancelled subscribers after first
  90 days of subscription                          320,408          288,080
                                                ----------       ----------
Subscribers at end of period                     2,979,895        2,437,005
                                                ==========       ==========
Indirect subscribers                                  61.3%            55.2%
Direct subscribers                                    38.7             44.8
                                                ----------       ----------
Subscribers at end of period                         100.0%           100.0%
                                                ==========       ==========

Percentage of revenue from indirect marketing
   arrangements to total subscription revenue         30.7%            37.5%
Percentage of revenue from direct marketing
   arrangements to total subscription revenue         69.3%            62.5%
                                                ----------       ----------
Total subscription revenue                           100.0%           100.0%
                                                ==========       ==========

Total revenue                                     $ 38,586(1)      $ 38,177
Revenue from transactional sales                    (3,348)            (863)
Revenue from lost/stolen credit card registry          (12)             (24)
                                                ----------       ----------
Subscription revenue                               $35,226         $ 37,290
                                                ==========       ==========
Marketing and commissions                          $11,697         $ 18,587
Commissions paid on transactional sales                (37)            (369)
Commissions paid on lost/stolen credit card
 registry                                              (17)              (2)
                                                ----------       ----------
Marketing and commissions associated with
 subscription revenue                              $11,643         $ 18,216
                                                ==========       ==========
Subscription revenue, net of marketing and
  commissions associated with subscription
  revenue                                         $ 23,583         $ 19,074
                                                ==========       ==========
(1)	Total revenue in the first quarter of 2005, excluding $2.9 million from ABI, was $35.7 million compared to total revenue in the first quarter of 2004 of $38.2 million. As previously disclosed, the reduction in revenue is primarily the result of a change in revenue recognition as a result of the revised terms of a new marketing and services agreement that became effective on September 1, 2004.

Contact:

Intersections Inc.

Amy Gergely
(703) 488-6229
agergely@intersections.com

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